UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2005
Hughes Supply, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-08772 (Commission File Number)	59-0559446 (IRS Employer Identification No.)

One Hughes Way, Orlando, Florida 32805
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (407) 841-4755
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 19, 2005, the Compensation Committee of the Board of Directors of Hughes Supply, Inc. (“we” or the “Company”) approved amendments to the Company’s Supplemental Executive Retirement Plan (the “SERP”) and authorized the Company to enter into renewed and amended severance agreements with certain of its senior executive officers, as described below.
Amendments to Supplement Executive Retirement Plan
The SERP was amended to, among other things, (1) comply with newly issued regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (2) allow Neal Keating, the Company’s Chief Operating Officer, to participate in the SERP and (3) provide for vesting of benefits based on a combination of age and actual years of service of a participant, whereby a participant whose combined age and years of service are at least 80 becomes vested in his or her SERP benefits. The SERP is the only Company-funded retirement benefit offered to executives other than the modest Company match (a maximum of $7,000 per year under generally applicable regulations) provided in the Company’s Cash or Deferred Profit Sharing Plan and Trust. We believe it appropriate to allow executives with a long history of service to the Company to obtain a vested interest in the SERP benefit providing them a more secure vehicle for retirement planning. A copy of the SERP, as amended, is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Severance Agreements
The Compensation Committee approved renewed and amended severance agreements (the “Severance Agreements”) to be entered into with senior executive officers of the Company to reflect a formal plan for the payment of benefits to senior executive officers upon severance from the Company following a change of control. The Severance Agreements are intended to promote uniform treatment of senior executives and we intend to enter into Severance Agreements with up to 18 individuals at the level of Senior Vice President and above. Each Severance Agreement provides for:
•	a term of two years which will automatically renew for successive two-year terms, provided that (i) either the Company or the executive may give notice of non-renewal prior to the end of the then existing term and (ii) upon a “change of control” of the Company (as defined in the Severance Agreement), the term automatically extends until the date that is 60 days following the date that is 24 months after the change of control;

•	non-competition and non-solicitation covenants which are effective for the term of the Agreement and thereafter for three years as to the Company’s Chairman, CEO, CFO and COO, and two years in all other cases;

•	if the executive is terminated “without cause” or the executive terminates his employment for “good reason” during the term of the Severance Agreement and within 24 months following a “change of control” of the Company (each as defined in the Severance Agreement), a cash payment equal to the senior executive’s average base pay plus annual bonus for the three year period prior to such termination multiplied by three (3) for “Tier I” executives and by two (2) for “Tier II” executives (each as defined in the Severance Agreement);

•	continuation of benefits under Company health and life insurance plans;

•	service credits that apply to the calculation of benefits under the SERP upon a qualifying termination following a change in control;

•	a gross up payment to the senior executive in an amount sufficient to pay any excise tax that the senior executive would be subject to pursuant to Section 4999 of the Code and any additional excise taxes, income taxes and other employment taxes resulting from such payment. If, however, the change in control-related payments and compensation to the senior executive do not exceed 110% of the largest amount that could be paid without incurring liability under Section 4999 of the Code, then payments to the senior executive will be reduced to the extent necessary to avoid imposition of excise taxes and eliminate any gross up payment; and

•	the Company’s obligation to provide any severance payment upon termination being contingent upon the executive’s execution of a standard release of claims in the event of such termination.
A copy of the form of Severance Agreement is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit 10.1	Hughes Supply, Inc. Second Amended and Restated Supplemental Executive Retirement Plan

Exhibit 10.2	Hughes Supply, Inc. Form of Severance Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 21, 2005

Hughes Supply, Inc.
By:	/s/ John Z. Paré
John Z. Paré
Senior Vice President, Secretary and General Counsel

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